Exhibit 99.1

Connexa Sports Technologies Inc. Announces Receipt of Notice from Nasdaq Regarding Late Filing of Annual Report on Form 10-K

Baltimore, August 8, 2023 (GLOBE NEWSWIRE) — Connexa Sports Technologies Inc. (NASDAQ: CNXA) (www.connexasports.com) (the “Company”) announced that it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) on August 2, 2023 (i) indicating that the Company’s failure to file its Annual Report on Form 10-K for the year ended April 30, 2023 (the “Form 10-K”), in violation of the Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”), serves as an additional basis for delisting the Company’s securities from Nasdaq based on Listing Rule 5810(b), and (ii) indicating that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on the Nasdaq and the Company should present its views with respect to this additional deficiency to the Panel in writing no later than August 9, 2023.

As previously disclosed, on July 26, 2023, the Company received a letter from the Listing Qualifications Department of Nasdaq indicating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2023 did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1), which requires that a listed company’s stockholders’ equity be at least $2.5 million (the “Minimum Stockholders’ Equity Requirement”). The Company timely submitted a compliance plan to the Panel and is awaiting a decision by the Panel regarding the Company’s plan. On October 10, 2022, the Listing Qualifications Department of Nasdaq notified the Company that the bid price of its shares of common stock had closed at less than $1 per share over the previous consecutive business days and, as a result, the company did not comply with Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Panel previously granted the Company’s requested extension until October 9, 2023 to regain compliance with the Minimum Bid Price Requirement.

There can be no assurance that the Company will be able to satisfy the Nasdaq’s continued listing requirements, regain compliance with the Rule, the Minimum Stockholders’ Equity Requirement, and the Minimum Bid Price Requirement, and maintain compliance with other Nasdaq listing requirements.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended)), including statements regarding the Company’s intention to request an appeal of the delisting determination, the timing of which remains uncertain. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. These risks include, without limitation, risks related to continued listing and registration of the Company’s securities on the Nasdaq Stock Market. Any reader of this press release is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable laws or regulations.

About Connexa Sports Technologies:

Connexa Sports a leading connected sports company delivering products, technologies, and services across a range of activities in sports.

Contact Information:

investors@connexasports.com

(443) 407-7564

www.connexasports.com